EX-23
       CONSENT OF CHILD, VAN WAGONER & BRADSHAW, PLLC

     CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Board of Directors
GameZnFlix, Inc.

We consent to the incorporation by reference of our independent registered public accounting firm report dated March 26, 2008 on the consolidated balance sheet as of December 31, 2007, and the related consolidated statements of operations, changes in stockholders' (deficit) and cash flows for the years ended December 31, 2007 and 2006, included in GameZnFlix, Inc.'s Form 10-K, into the Company's previously filed registration statements on Forms S-8 (File No. 333-105157, File No. 333-131054, and File No. 333-140686).

/s/ Child, Van Wagoner & Bradshaw, PLLC
Child, Van Wagoner & Bradshaw, PLLC
April 14, 2008
Salt Lake City, Utah